Exhibit 10.3

SECURITY AGREEMENT

This SECURITY AGREEMENT dated as of June 30, 2007 (this “Security Agreement”) is given by Avista Capital, Inc., a Washington corporation (“Debtor”), in favor of Coral Energy Holding, L.P., a Delaware limited partnership (“Coral”), for the benefit of Coral, Coral Energy Resources, L.P., a Delaware limited partnership, Coral Power, L.L.C., a Delaware limited liability company and Coral Energy Canada Inc., an Alberta corporation (collectively, the “Coral Entities”).

RECITALS

A.	Pursuant to that certain Guaranty dated June 30, 2007, Debtor has agreed to guaranty certain Obligations of its affiliates, Avista Energy, Inc., Avista Energy Canada Ltd. and Avista Turbine Power, Inc. to the Coral Entities (the “Guaranty”).

B.	Debtor has agreed to grant to Coral for the benefit of the Coral Entities a security interest in certain of its property as provided herein.

C.	Coral has agreed to act as agent for and on behalf of the Coral Entities for purposes of this Security Agreement.

AGREEMENT

For and in consideration of the promises and the agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, the parties agree as follows:

1.	Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them as set forth in Appendix A attached to and made a part of this Security Agreement. In the absence of such definitions, any other terms used herein (whether or not capitalized) shall have the meaning ascribed to them by the Code to the extent the same are defined in the Code.

2.	Grant of Security Interest. Debtor hereby grants to Coral for the benefit of the Coral Entities a first priority security interest in the Collateral to secure the Obligations including, without limitation:

2.1.	the prompt and complete payment of all Obligations;

2.2.	the timely performance and observance by Debtor of all covenants, obligations and conditions contained in the Guaranty; and

2.3.	without limiting the generality of the foregoing and to the fullest extent permitted under applicable law, the payment of all amounts, including without limitation, interest which constitutes part of the Obligations and would be owed by Debtor to one or more of the Coral Entities under the Guaranty but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Debtor and Debtor hereby agrees to deliver the Collateral to the Escrow Agent under the Escrow Agreement, to be held by the Escrow Agent as the Escrow Fund under the Escrow Agreement, for the benefit of the Coral Entities. Provided, however, that under no circumstances shall the aggregate of all such obligations secured by this Security Agreement, including the Obligations and any other amounts referred to above, exceed at any time an aggregate value of Twenty-Five Million Dollars ($25,000,000.00).

Security Agreement

3.	Substitute Collateral. Debtor shall be entitled at any time, and from time to time, to substitute any of the following, in form and substance reasonably acceptable to Coral, as substitute collateral for the Collateral: (a) a cash deposit in an amount equal to Twenty-Five Million Dollars ($25,000,000.00); (b) an irrevocable letter of credit in a face amount equal to Twenty-Five Million Dollars ($25,000,000.00), issued by a U.S. commercial bank or the U.S. branch of a foreign bank, with such bank having a credit rating of at least A- from the Standard & Poor’s Rating Group (a division of McGraw-Hill, Inc.) or its successor, or a rating of at least A3 from Moody’s Investor Services, Inc. or its successor, or (c) such other form of collateral security as Coral and Debtor may mutually agree upon. Upon completion of any such substitution of collateral, the substitute collateral shall become the “Collateral” hereunder, and Coral shall release, return, surrender, and otherwise terminate any security interest granted hereunder in, the property or instruments previous serving as “Collateral” hereunder.

4.	Authorization to File Financing Statements. Debtor authorizes Coral to file with the Department of Licensing for the State of Washington an initial financing statement and continuation statements that (a) indicate the Collateral; and (b) provide any other information required by part 5 of Article 9 of the Code or as required by such other jurisdiction for the sufficiency or filing office acceptance of such financing statement or continuation statement, including whether Debtor is an organization, the type of organization and any organization identification number issued to Debtor. Debtor agrees to furnish any such information to Coral promptly upon the request.

5.	Covenants Concerning Debtor’s Legal Status. Debtor covenants with Coral as follows:

5.1.	Without providing at least 30 days prior written notice to Coral, Debtor will not change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one;

5.2.	If Debtor does not have an organizational identification number and later obtains one, Debtor will promptly notify Coral of such organizational identification number; and

5.3.	Without providing at least 30 days prior written notice to Coral, Debtor will not change its type of organization, jurisdiction of organization or other legal structure.

6.	Representations and Warranties Concerning Collateral. Debtor further represents and warrants to Coral as follows:

6.1.	Except for the security interests granted to Coral in this Agreement, Debtor owns good and marketable title to the Collateral free and clear of all Liens, and neither the Collateral nor any interest in the Collateral has been transferred to any other party. Debtor has full right, power and authority to grant a first-priority security interest in the Collateral to Coral in the manner provided in this Security Agreement, free and clear of any other Liens, adverse claims and options and without the consent of any other person or entity or if consent is required, such consent has been obtained. No other Lien, adverse claim or option has been created by Debtor or is known by Debtor to exist with respect to any Collateral; and to the best of Debtor’s knowledge and belief no financing statement or other security instrument is on file in any jurisdiction covering such Collateral other than the security interest in favor of Coral under this Security Agreement. The security interest granted is a first lien security interest.

6.2.	There are no actions, suits or proceedings pending or threatened against or affecting the Collateral before any court or by or before any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which in any manner draws into question the validity of this Security Agreement.

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7.	Covenants Concerning the Collateral.

7.1.	Debtor covenants with Coral that while this Security Agreement remains in effect, that except for the security interest herein granted and the deposit of the Collateral with the Escrow Agent under the Escrow Agreement, Debtor is and shall be the owner of or have other transferable rights in the Collateral free from any right or claim of any other person or any Lien, security interest or other encumbrance, and Debtor shall defend the same against all claims and demands of all persons at any time claiming the same or any interest therein adverse to Coral. Debtor shall not pledge, mortgage or create, or suffer to exist any right of any person in or claim by any person to the Collateral, or any security interest, Lien or other encumbrance in the Collateral in favor of any person other than Coral; nor permit any person, other than Coral, to file any financing statement or security interest in the Collateral.

7.2.	In the event of (a) a sale, transfer, disposition or reorganization of greater than 50% of the equity of Debtor’s subsidiary, Advantage IQ, Inc, a Washington corporation (“Advantage”), (b) Debtor ceasing to own and control shares of stock of and other equity interests in Advantage representing a majority of the votes entitled to be cast by shareholders of Advantage and a majority of the equity value of Advantage, or (c) the sale, transfer or other disposition of the underlying assets of Advantage outside the ordinary course of business, Debtor agrees to replace the Collateral with substitute Collateral as set forth Section 3.

8.	Securities and Deposits. Coral may at any time following and during the continuance of an Event of Default, at its option, transfer to itself or any nominee any securities constituting Collateral, receive any income thereon and hold such income as additional Collateral or apply it to the Obligations. Whether or not any Obligations are due, Coral may following and during the continuance of an Event of Default demand, sue for, collect or make any settlement or compromise that it deems desirable with respect to the Collateral.

9.	Rights and Remedies. If an Event of Default shall have occurred and is continuing, Coral shall have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the Code and any additional rights and remedies as may be provided to a secured party in any jurisdiction in which Collateral is located, including, without limitation, the right to take possession of the Collateral.

10.	No Waiver by Coral. Coral shall not be deemed to have waived any of its rights and remedies in respect of the Obligations or the Collateral unless such waiver shall be made in writing and signed by Coral. No delay or omission on the part of Coral in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any occasion shall not be construed as a bar to or a waiver of any right or remedy on any future occasion. All rights and remedies of Coral with respect to the Obligations or the Collateral, whether evidenced hereby or by any other instrument or papers, may be exercised by Coral, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as Coral deems expedient.

11.

Marshalling. Subject to the terms and conditions of this Security Agreement and the Indemnification Agreement, Coral shall not be required to marshal the Collateral, or other assurances of payment of the Obligations, or any of them or to resort to the Collateral or other

Security Agreement

assurance of payment in any particular order, and all of the rights and remedies hereunder and in respect of the Collateral and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. TO THE EXTENT THAT IT LAWFULLY MAY, DEBTOR HEREBY AGREES THAT IT WILL NOT INVOKE ANY LAW RELATING TO THE MARSHALLING OF COLLATERAL WHICH MIGHT CAUSE DELAY IN OR IMPEDE THE ENFORCEMENT OF CORAL’S RIGHTS AND REMEDIES UNDER THIS SECURITY AGREEMENT OR UNDER ANY OTHER INSTRUMENT CREATING OR EVIDENCING ANY OF THE OBLIGATIONS OR UNDER WHICH ANY OF THE OBLIGATIONS IS OUTSTANDING OR BY WHICH ANY OF THE OBLIGATIONS IS SECURED OR PAYMENT THEREOF IS OTHERWISE ASSURED, AND, TO THE EXTENT THAT IT LAWFULLY MAY, DEBTOR HEREBY IRREVOCABLY WAIVES THE BENEFITS OF ALL SUCH LAWS.

12.	Overdue Amounts. Until paid, all amounts due and payable by Debtor hereunder shall be a debt secured by the Collateral and shall bear, whether before or after judgment, interest determined by reference to the U.S. Dollar London Interbank Offer Rate (LIBOR) quoted on Bloomberg page BBAM applicable for the relevant one-month period (or any successor or substitute page of such publication, or any successor to or substitute for such publication, providing rate quotations comparable to those currently provided on such page or such publication) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such interest period.

13.	Notices. All communications hereunder shall be in writing and may be delivered by hand delivery, United States mail, overnight courier service or facsimile. Notice by facsimile or hand delivery shall be effective on the day actually received, if received during business hours on a Business Day, and otherwise shall be effective at the beginning of the recipient’s next Business Day. Notice by overnight United States mail or courier shall be effective on the next Business Day after it was sent to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other party in writing:

If to the Coral Entities:

909 Fannin, Plaza Level 1

Houston, Texas 77010

Attn: General Counsel

Phone: (713) 767-5400

Fax: (713) 230-2900

If to Debtor:

Avista Capital, Inc.

1411 East Mission Avenue

Spokane, Washington 99202

Attention: General Counsel

Phone: (509) 495-8687

Facsimile: (509) 495-4316

14.	Governing Law; Consent to Jurisdiction. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

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15.	Term of Agreement. This grant of a security interest under this Security Agreement shall remain in full force until the later of January 1, 2009 or, in the event that any of the Coral Entities has made a claim under the Indemnification Agreement, the date such claim has been resolved and such amount owing, if any, has been paid. Upon expiration of this Security Agreement, Coral shall promptly return possession of the Collateral, if it then has possession of the same, to Debtor and file any applicable termination statements. Notwithstanding the foregoing, this Security Agreement shall continue notwithstanding the reorganization or bankruptcy of Debtor, or any other similar event or proceeding affecting Debtor.

16.	Miscellaneous. The headings of each section of this Security Agreement are for convenience only and shall not define or limit the provisions thereof. This Security Agreement and all rights and obligations hereunder shall be binding upon Debtor and its successors and assigns and shall insure to the benefit of the Coral Entities and their successors and assigns. No party may assign its interest in this Security Agreement without the prior written consent of Coral, in the case of Debtor, and Debtor, in the case of the Coral Entities. If any term of this Security Agreement shall be held to be invalid, illegal or unenforceable, the validity of all of the other terms shall in no way be affected and this Security Agreement shall be construed and enforceable as if such invalid, illegal or unenforceable term had not be included herein. This Security Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.	Interpretation and Construction. In interpreting and construing this Security Agreement, the following principles shall be followed:

17.1.	examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

17.2.	the terms “herein,” “hereof,” “hereby,” and “hereunder,” or other similar terms, refer to this Security Agreement as a whole and not only to the particular article, section or other subdivision in which any such terms may be employed;

17.3.	references to sections and other subdivisions refer to the sections and other subdivisions of this Security Agreement;

17.4.	the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions and the term “and/or” shall mean “or”;

17.5.	whenever this Security Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified;

17.6.	the plural shall be deemed to include the singular, and vice versa; and

17.7.	each exhibit, annex, attachment, and schedule to this Security Agreement is a part of this Security Agreement, but if there is any conflict or inconsistency between the main body of this Security Agreement and any exhibit, annex, attachment, or schedule, the provisions of the main body of this Security Agreement shall prevail.

*****

IN WITNESS WHEREOF, intending to be legally bound, Debtor has caused this Security Agreement to be executed as of the date first written above.

Avista Capital, Inc.

BY:	/S/ Malyn L. Malquist
Name:	Malyn L. Malquist
Title:	Senior Vice President & Chief Financial Officer

Coral Energy Holding, L.P.

BY:	/S/ Beth A. Bowman
Name:	Beth A. Bowman
Title:	Senior Vice President

APPENDIX A TO SECURITY AGREEMENT

DEFINITIONS

“Business Day” means any day other than a Saturday, Sunday or any day in which commercial banks in Houston, Texas are required or permitted by law to be closed and the Friday following the Thanksgiving holiday.

“Code” means the Uniform Commercial Code as currently in effect and as may be amended from time to time, in the State of New York.

“Collateral” means 13,770,285 of shares of common stock of Advantage (defined and described in Section 7.2 of this Security Agreement), which represents with respect to Advantage (a) 49.96% of its common stock and 46.53% of all of its equity interests, on an as-converted basis, currently outstanding, and (b) 38.68% of all of its equity interests calculated on an as-converted and fully diluted basis, in each case as measured by vote and value.

“Coral” has the meaning ascribed to it in the preface.

“Coral Entities” has the meaning ascribed to it in the preface.

“Debtor” has the meaning ascribed to it in the preface.

“Escrow Agreement” means that certain Escrow Agreement of even date herewith entered into by and among Coral, Debtor and Avista Corporation, as escrow agent (the “Escrow Agent”), for the purposes of establishing an escrow fund (the “Escrow Fund”) consisting of the Collateral.

“Event of Default” means:

a.	Any default or event of default under the Guaranty;

b.	Any representation or warranty made by Debtor herein is false or misleading in any material respect when made;

c.	Debtor’s failure to comply with any of the provisions of this Security Agreement and such failure remains unremedied for three (3) Business Days after written notice thereof has been given to Debtor;

d.	The transfer or disposition of any of the Collateral, except as expressly permitted by this Security Agreement;

e.	The attachment, execution or levy on any of the Collateral, except as expressly permitted by this Security Agreement;

f.	Debtor voluntarily or involuntarily becomes subject to any proceeding under any bankruptcy or insolvency statute; or

g.	Debtor fails to comply with or becomes subject to any administrative or judicial proceeding under any federal, state or local (a) asset forfeiture or similar law which can result in the forfeiture of property; or (b) other law, where noncompliance may have any significant effect on the Collateral.

“Indemnification Agreement” means that certain Indemnification Agreement of even date herewith entered into by and among Avista Energy, Inc., Avista Energy Canada, Ltd., Avista Turbine Power, Inc. and the Coral Entities.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind, whether or not filed, recorded or otherwise perfected under applicable law.

“Obligations” means all of the indebtedness, obligations and liabilities of Debtor to the Coral Entities arising or accruing under the Guaranty.

“Security Agreement” has the meaning ascribed to it in the preface.